Exhibit 4.3

FIRST AMENDMENT

TO

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This First Amendment to Third Amended and Restated Stockholders’ Agreement (this “Amendment”) is entered into as of June 24, 2002, by and among Fender Musical Instruments Corporation, a Delaware corporation (the “Company”) and the holders of the Company’s Class A Common Stock and Class C Common Stock.

1. Amendment. The Company’s Third Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) is hereby amended by adding a new Section 4.3, which shall state in its entirety as follows:

4.3 Reissuance of Shares. The 2,066 shares of Common Stock repurchased by the Company from Schultz on January 3, 2002, pursuant to the Plan of Redemption for the Common Stock of Schultz dated December 1, 1997 (the “Schultz Redemption Shares”) shall be deemed to have been repurchased pursuant to this Section 4. The Company shall be entitled to reissue, at the then fair market value, to current and new employees of the Company shares of Common Stock repurchased by the Company after December 28, 2001 pursuant to this Section 4, including without limitation the Schultz Redemption Shares. Shares reissued in accordance with the preceding sentence shall not be deemed to be “Additional Stock” and shall not result in an adjustment of the “Conversion Price” as such terms are defined in the Restated Certificate. No shares reissued pursuant to this Section 4.3 shall be sold to any person unless such person is already a party to this Agreement or executes a counterpart signature page to this Agreement agreeing to be bound by the terms and provisions hereof.

2. No Other Amendments. Except as expressly provided for herein, the parties hereto do not intend to amend or otherwise alter any of the terms and conditions of the Stockholders Agreement.

3. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the amendment of the Stockholders’ Agreement. Neither this Amendment nor the Stockholders’ Agreement (as amended hereby) may be modified except in writing, signed by the requisite parties specified in the Stockholders’ Agreement.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY

FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation

By:	/s/ William C. Schultz

Its:

CLASS C STOCKHOLDERS

WESTON PRESIDIO CAPITAL IV, L.P.			WPC ENTREPRENEUR FUND II, L.P.

By		WESTON PRESIDIO CAPITAL MANAGEMENT IV, LLC, its General Partner	By		WESTON PRESIDIO CAPITAL MANAGEMENT IV, LLC, its General Partner

	By:	/s/ Michael P. Lazarus		By:	/s/ Michael P. Lazarus

	Its:			Its:

WESTON PRESIDIO CAPITAL III, L.P.			WPC ENTREPRENEUR FUND, L.P.

By		WESTON PRESIDIO CAPITAL MANAGEMENT III, LLC, its General Partner	By		WESTON PRESIDIO CAPITAL MANAGEMENT III, LLC, its General Partner

	By:	/s/ Michael P. Lazarus		By:	/s/ Michael P. Lazarus

	Its:			Its:

CLASS A STOCKHOLDERS

WILLIAM CHARLES SCHULTZ & MARY JANE SCHULTZ FAMILY TRUST		KANDA SHOKAI CORPORATION

/s/ William C. Schultz		By:	/s/ Masayuki Suzuki

William C. Schultz, Trustee		Its:	Masayuki Suzuki, President

ARBITER GROUP PLC		YAMANO MUSIC CO., LTD.

By:	/s/ Ivory Arbiter	By:	/s/ Masamitsu Yamano

Its		Its:	Msamitsu Yamano, Chairman & CEO

SERVCO CALIFORNIA INC.		SERVCO PACIFIC INC.

By:	/s/ Mark Fukunaga	By:	/s/ Mark Fukunaga

Its:	Chairman & CEO	Its:	Chairman & CEO

/s/ William C. Mendello

William C. Mendello

BEING THE COMPANY AND THE HOLDERS OF A MAJORITY OF THE COMPANY’S COMMON STOCK AND THE HOLDERS OF A MAJORITY OF THE COMPANY’S CLASS C COMMON STOCK